Exhibit 99.1

WPT Enterprises, Inc. Reports Record Second Quarter 2009 Financial Results

Los Angeles, CA, July 29, 2009 – WPT Enterprises, Inc. (Nasdaq: WPTE) today announced financial results for the second quarter of 2009. Business highlights for the second quarter included the following:

•                  The Company was profitable in the second quarter.

•                  Cash flow was positive in the second quarter.

•                  Excluding an investment impairment charge, the Company was profitable from continuing operations and cash flow positive from operating activities for the first six months of 2009.

•                  Production of Season Seven of the World Poker Tour® (“WPT”) television series was completed. Season Seven premiered in January in the United States on Fox Sports Net (“FSN”) and the first airings of the 26 all-new one hour episodes ran through July 2009. Eleven episodes of Season Seven aired in the second quarter.

•                  Production of Season Eight of the WPT television series in high definition television for broadcast on FSN is underway.

•                  The poker community at ClubWPT.com continues to grow.

Second Quarter Results

Revenues in the second quarter of 2009 decreased to $4.6 million, compared to $5.1 million in the second quarter of 2008, primarily a result of lower U.S. television and hosting revenues, partially offset by higher international television revenues and higher ClubWPT revenues. In 2009, the Company aired eleven WPT episodes and earned $1.4 million in U.S. sponsorship revenues. In 2008, the Company delivered eight WPT episodes and earned $2.4 million in U.S. license revenues. WPT television series hosting fees decreased in 2009 because the Company earned less revenue per episode. The increase in international television revenues in 2009 resulted from increased distribution of sponsored television episodes, partially offset by lower international television license revenues. ClubWPT.com began operations in the first quarter of 2008, but significant growth in revenues began in the fourth quarter of 2008 and first quarter of 2009 due to the airing of 13 one-hour ClubWPT episodes on FSN.

Cost of revenues decreased to $1.9 million in the second quarter of 2009, compared to $2.8 million in the second quarter of 2008. The decrease was due to lower WPT television series Season Seven production and distribution costs. The gross profit margins for the WPT television series were 53% in 2009 compared to 39% in 2008.

Selling, general and administrative expenses decreased to $2.3 million in the second quarter of 2009, compared to $5.8 million in the second quarter of 2008. Lower personnel-related costs and lower selling and marketing expenses due to the shut down of the WPT-branded online gaming website were the primary reasons for the lower costs in the current quarter.

The Company discontinued the operations of WPT China in March 2009. The Company incurred $95,000 in shut down costs in the second quarter of 2009, compared to a $581,000 loss from operations in the second quarter of 2008.

Income from continuing operations was $370,000 in the second quarter of 2009 compared to a $3.3 million loss in the second quarter of 2008.

Six Months Results

Revenues in the first six months of 2009 and 2008 were each approximately $10 million. Lower U.S. television and hosting revenues in 2009 were partially offset by higher international television revenues and higher ClubWPT revenues. In 2009, the Company aired 24 WPT episodes and earned $2.9 million in U.S. sponsorship revenues. In 2008, the Company delivered 15 WPT episodes and earned $4.5 million in license revenues. WPT television series hosting fees decreased in 2009 because the Company earned less revenue per episode. The increase in international sponsorship and license revenues in 2009 resulted from increased distribution of sponsored television episodes, partially offset by lower international television license revenues. ClubWPT.com revenues were higher in 2009 because of the significant increase in subscribers that resulted from the airing of 10 one-hour ClubWPT episodes on FSN in the fourth quarter of 2008 and three additional episodes in the first quarter of 2009.

Cost of revenues decreased to $3.9 million in the first six months of 2009, compared to $5.5 million in the first six months of 2008. The decrease was due to lower WPT television series Season Seven production and distribution costs. The gross profit margins for the WPT television series were 55% in 2009 compared to 37% in 2008.

Selling, general and administrative expenses decreased to $5.5 million in the first six months of 2009, compared to $10.8 million in the first six months of 2008. Lower personnel-related costs and lower selling and marketing expenses due to the shut down of the WPT-branded online gaming website were the primary reasons for the lower costs in 2009.

The Company recorded a $1.0 million investment impairment charge related to its investment in Cecure Gaming in the first quarter of 2009 due to ongoing difficulties Cecure Gaming is having in obtaining capital to finance their business development.

WPT China lost $1.1 million in the first six months of both 2009 and 2008. The 2009 period included a $306,000 shutdown provision.

The loss from continuing operations in the first six months of 2009 was $151,000 compared to a $5.6 million loss in the first six months of 2008. Excluding the Cecure Gaming investment impairment charge, income from continuing operations in the first six months of 2009 was $849,000.

Liquidity and Balance Sheet

At June 28, 2009, the Company had total cash, cash equivalents and investments of $21.3 million, which included $3.9 million of auction rate securities and put rights. The broker that holds the auction rate security portfolio provided a $2.7 million line of credit to provide liquidity for the auction rate securities until the broker satisfies their commitment to repurchase the portfolio during the period June 30, 2010 through July 2, 2012. $2.6 million was outstanding under the line of credit at June 28, 2009.

“We completed our second successful quarter demonstrating the significant progress we have made in our turnaround efforts to position the Company for future profitability” said Steve Lipscomb, President and CEO of WPT Enterprises. “FSN completed the initial airing of 26 all-new episodes of Season Seven of the World Poker Tour television series across the U.S. in July as a part of FSN’s Sunday sports block. We also filmed our first Season Eight tour stop in high definition and FSN will air Season Eight of the World Poker Tour television series beginning in late 2009 or early 2010.”

Third Quarter and Full Year 2009 Outlook

For the third quarter of 2009, revenues are expected to be in the range of $3.2 – $3.4 million and the Company expects a small profit from continuing operations. If Season Seven episodes are delivered to a foreign sponsor ahead of planned delivery, then revenues and profits from the fourth quarter will be shifted into the third quarter of 2009. The Company also expects in 2009:

•                  FSN to air 26 all-new episodes of Season Seven of the WPT television series: 13 episodes aired in the first quarter, eleven episodes aired in the second quarter and two episodes aired in the third quarter.

•                  To recognize foreign sponsorship revenues for Season Seven of the WPT television series beginning in the fourth quarter. Foreign sponsorship revenues for the Professional Poker Tour television series and Seasons Four through Six of the WPT television series will also be recognized in 2009.

•                  Production of Season Eight of the WPT television series is underway. Season Eight will be filmed in high definition television. Season Eight production costs should be lower than Season Seven production costs.

Regarding operating expenses, the Company expects:

•                  Lower general and administrative expenses compared to the same period in 2008.

•                  Lower selling and marketing costs compared to the same period in 2008.

Other

The Company and current and potential customers and other interested parties continue to discuss strategic ways to maximize the value of the WPT brand in the U.S. and foreign markets. The Company has provided confidential information to certain of these parties in order to facilitate the discussions. The Company is not providing any further information about this matter at this time.

In May 2009, the Financial Accounting Standards Board issued SFAS No. 165, “Subsequent Events.” SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company’s financial statements will be issued when they are filed with the Securities and Exchange Commission. If a significant, in process, WPT Season Seven international sponsorship agreement is signed prior to the date when the financial statements are issued, then second quarter 2009 cost of revenues will be decreased by approximately $250,000 from the amount in this press release, as required by that accounting standard. The second quarter 2009 income tax provision would also be updated accordingly.

Investor Conference Call

The Company’s quarterly earnings conference call is scheduled to begin today, July 29, 2009, at 1:30 p.m. PT/4:30 p.m. ET.

To participate in the conference call, investors should dial 1-800-762-8795 ten minutes prior to the scheduled start time.  International callers should dial 1-480-629-9773.  If you are unable to participate in the live call, a replay will be available July 29, 2009 at 7:30 p.m. ET through August 19, 2009 at 12:00 a.m. ET. To access the replay, dial 1-800-406-7325 (U.S.) or 1-303-590-3030 (International), and use pass code: 4106265.

The call will be open to all interested investors through a live audio Web broadcast on the investor relations section of the Company’s website at www.worldpokertour.com and at http://investor.shareholder.com/wpt/index.cfm.  For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. is one of the most recognized names in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile. WPTE has led innovation in the sport of poker since 2002, when it ignited the global poker boom with the creation of the World Poker Tour television show. Based on a series of high stakes poker tournaments, WPT is now broadcast globally and is currently filming its all-new eighth season for broadcast on Fox Sports Net’s national sports network in the United States. WPTE also offers a unique online subscription and sweepstakes-based poker club, ClubWPT.com, which operates in 38 states across the U.S. WPTE also participates in strategic brand license, partnership and sponsorship opportunities. For more information, see www.worldpokertour.com. (WPTEG)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as expectations about producing and airing Season Eight of the WPT television series, expectations for revenue and net income for the third quarter of 2009, and expectations for 2009 business activities and the development of major business units. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the risk that the Company may not obtain sufficient sponsorship revenues for Season Eight of the WPT television series; the risk that FSN or another viable network does not air Season Eight of the WPT television series; the risk that a more cost efficient method is not found to drive new subscribers to the ClubWPT.com website; the risk that the vendor operating the ClubWPT.com website is unable to avoid interruptions in website service; and the risk that rules and regulations governing sweepstakes, promotions and giveaways impact our ability to obtain subscribers for ClubWPT.com. For more information, review the Company’s filings with the Securities and Exchange Commission.

Contact	Thomas Flahie, Interim Chief Financial Officer
323-330-9900
tflahie@worldpokertour.com

WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

(In thousands - unaudited)

	June 28, 2009	December 28, 2008
Assets
Current assets:
Cash and cash equivalents	$13,434	$11,497
Investments in debt securities	2,540	2,088
Accounts receivable, net	2,037	2,099
Deferred television costs	1,282	2,285
Other	275	1,067
	19,568	19,036

Investments in debt securities and put rights	5,342	3,900
Property and equipment, net	971	1,293
Investment in Cecure Gaming	—	1,000
Other	483	652
	$26,364	$25,881

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$158	$487
Accrued payroll and related	399	269
Other accrued expenses	987	1,149
Line of credit	2,647	—
Deferred revenue	1,228	1,913
	5,419	3,818

Commitments and contingencies

Stockholders’ equity	20,945	22,063
	$26,364	$25,881

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Net Earnings (Loss)

(In thousands, except per share data - unaudited)

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Revenues:
Television	$3,040	$3,402	$6,605	$7,002
ClubWPT	585	54	1,115	73
Product licensing	366	573	1,043	1,260
Event hosting and sponsorship	448	691	1,021	1,018
Other	134	352	315	681
	4,573	5,072	10,099	10,034

Cost of revenues	1,884	2,784	3,949	5,454
Gross profit	2,689	2,288	6,150	4,580

Selling, general and administrative expense	2,277	5,838	5,460	10,794
Asset impairment	—	—	1,000	—
Earnings (loss) from operations	412	(3,550)	(310)	(6,214)

Other income:
Gain on sale of investment	—	—	—	11
Interest, net	31	248	103	601
Earnings (loss) from continuing operations before income taxes	443	(3,302)	(207)	(5,602)

Income taxes	(73)	—	56	—
Earnings (loss) from continuing operations	370	(3,302)	(151)	(5,602)

Loss from discontinued operations, net of income taxes	(97)	(581)	(1,081)	(1,109)
Net earnings (loss)	$273	$(3,883)	$(1,232)	$(6,711)

Earnings (loss) per common share from continuing operations - basic and diluted	$0.02	$(0.16)	$(0.01)	$(0.27)
Loss per common share from discontinued operations - basic and diluted	(0.01)	(0.03)	(0.05)	(0.06)
Net earnings (loss) per common share - basic and diluted	$0.01	$(0.19)	$(0.06)	$(0.33)

Weighted-average common shares outstanding - basic	20,603	20,603	20,603	20,603
Weighted-average common shares outstanding - diluted	21,071	20,603	20,603	20,603